EXHIBIT 11.1

                            JEFFERSON SMURFIT CORPORATION
                          CALCULATION OF PER SHARE EARNINGS
                         (In millions except per share data)



                                                              Year Ended December 31,
                                                        1995<fn1>   1994<fn1><fn2>  1993<fn2><fn3>
Primary earnings per share
Weighted average shares outstanding                       111           101           64

Income (loss) applicable to common shares
  before extraordinary item and cumulative
  effect of accounting changes                         $  247         $  12       $ (175)
Extraordinary item                                         (4)          (55)         (38)
Cumulative effect of accounting changes                                              (16)
Net income (loss) applicable to common shares          $  243         $ (43)      $ (229)

Per share amounts
  Net income (loss) before extraordinary item
   and cumulative effect of accounting changes         $ 2.23         $ .12       $(2.75)
  Extraordinary item                                     (.04)         (.55)        (.59)
  Cumulative effect of accounting changes                                           (.26)
  Net income (loss) applicable to common shares        $ 2.19         $(.43)      $(3.60)


Fully diluted earnings per share
Weighted average shares outstanding                       111           101           64

Income (loss) applicable to common shares
  before extraordinary item and cumulative
  effect of accounting changes                         $  247         $  12       $ (175)
Extraordinary item                                         (4)          (55)         (38)
Cumulative effect of accounting changes                                              (16)
Net income (loss) applicable to common shares          $  243         $ (43)      $ (229)

Per share amounts
  Net income (loss) before extraordinary item
    and cumulative effect of accounting changes        $ 2.23         $ .12       $(2.75)
  Extraordinary item                                     (.04)         (.55)        (.59)
  Cumulative effect of accounting changes                                           (.26)
  Net income (loss) applicable to common shares        $ 2.19         $(.43)      $(3.60)

<fn1> The computation does not include common stock equivalents associated with stock options since the dilutive effect on earnings per share is not material.
<fn2> Gives effect to the ten-for-one stock conversion pursuant to the
      Reclassification in 1994.
<fn3> The computations do not include common stock equivalents associated with stock options and the conversion of the cumulative exchangeable preferred stock, both of which would have been antidilutive.

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